Exhibit 99.3

                           Zarlink Semiconductor Inc.
                     (incorporated under the laws of Canada)
                           CONSOLIDATED BALANCE SHEETS
                     (in millions of U.S. dollars, CDN GAAP)



                                                           June 28,    March 29,
                                                             2002        2002
                                                          -----------  ---------
ASSETS                                                    (Unaudited)

Current assets:
  Cash and cash equivalents                                 $ 30.9      $ 75.6
  Short-term investments                                     122.2        78.8
  Accounts receivable                                         32.3        32.4
  Inventories                                                 32.0        32.6
  Future income tax assets                                     1.3         4.0
  Prepaid expenses and other                                  11.0        11.7
                                                            ------      ------
                                                             229.7       235.1
Fixed assets - net                                            68.0        65.7
Long-term receivables                                         31.3        29.7
Long-term investments                                         15.3        14.1
Other assets                                                   3.2         2.7
                                                            ------      ------
                                                            $347.5      $347.3
                                                            ======      ======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities                  $ 67.3      $ 67.9
  Income and other taxes payable                               4.3         4.1
  Deferred revenue                                             2.0         2.0
  Current portion of long-term debt                            1.6         2.1
                                                            ------      ------
                                                              75.2        76.1
Long-term debt                                                 0.5         0.7
Pension liability                                             16.7        14.9
Future income tax liabilities                                  5.4         8.3
                                                            ------      ------
                                                              97.8       100.0
                                                            ------      ------
Shareholders' equity:
  Preferred shares, unlimited shares authorized;
    1,558,700 shares issued and outstanding
    (March 29, 2002 - 1,558,700)                              22.4        22.6
  Common shares, unlimited shares authorized;
    no par value; 127,175,941 shares issued and
    outstanding (March 29, 2002 - 127,082,123)               407.6       407.1
  Contributed surplus                                          5.8         5.8
  Deficit                                                   (201.0)     (189.1)
  Translation account                                         14.9         0.9
                                                            ------      ------
                                                             249.7       247.3
                                                            ------      ------
                                                            $347.5      $347.3
                                                            ======      ======

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                   CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT
        (in millions of U.S. dollars, except per share amounts, CDN GAAP)
                                   (Unaudited)

                                                            Three Months Ended
                                                           June 28,     June 29,
                                                            2002          2001
                                                           --------     --------
Revenue                                                    $  48.0      $  66.5
Cost of revenue                                               25.9         62.8
                                                           -------      -------
Gross margin                                                  22.1          3.7
                                                           -------      -------

Expenses:
  Research and development                                    20.7         22.2
  Selling and administrative                                  12.9         14.0
  Special charge                                                --         33.9
  Amortization of goodwill                                      --          5.1
  Amortization of other acquired intangibles                    --          4.9
                                                           -------      -------
                                                              33.6         80.1
                                                           -------      -------
Operating loss                                               (11.5)       (76.4)
Other income - net                                             0.4          1.5
Interest expense                                              (0.1)        (0.2)
                                                           -------      -------
Loss before income taxes                                     (11.2)       (75.1)
Income tax (expense) recovery                                 (0.2)         1.5
                                                           -------      -------

Net loss for the period                                      (11.4)       (73.6)

Deficit, beginning of period                                (189.1)       (36.8)
                                                           -------      -------
                                                            (200.5)      (110.4)
Dividends on preferred shares                                 (0.5)        (0.5)
                                                           -------      -------

Deficit, end of period                                     $(201.0)     $(110.9)
                                                           =======      =======

Net loss attributable to common shareholders
  after preferred share dividends                          $ (11.9)     $ (74.1)
                                                           =======      =======

Net loss per common share:
  Basic and diluted                                        $ (0.09)     $ (0.59)
                                                           =======      =======

Weighted average number of common shares
  outstanding (millions):
  Basic and diluted                                          126.6        124.6
                                                           =======      =======

        (See accompanying notes to the consolidated financial statements)

                           Zarlink Semiconductor Inc.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (in millions of U.S. dollars, CDN GAAP)
                                   (Unaudited)

                                                             Three Months Ended
                                                             June 28,   June 29,
                                                               2002       2001
                                                             --------   --------
CASH PROVIDED BY (USED IN)
Operating activities:
  Net loss for the period                                    $(11.4)     $(73.6)
  Amortization of fixed and other assets                        4.4        18.2
  Special charges, non-cash                                      --         1.1
  Investment tax credits                                         --         2.5
  Loss on disposal of fixed assets                               --         0.4
  Inventory write-down                                           --        28.4
  Equity loss in investment                                      --         0.5
  Future income taxes                                            --        (7.1)
  Change in pension liability                                    --         0.2
  Decrease (increase) in working capital:
      Accounts receivable                                       1.9         9.8
      Inventories                                               2.8        (3.3)
      Accounts payable and accrued liabilities                  2.0         9.9
      Deferred revenue                                         (4.6)        0.2
      Other                                                    (0.1)        2.4
                                                             ------      ------
    Total                                                      (5.0)      (10.4)
                                                             ------      ------

Investing activities:
  Purchased short-term investments                            (86.0)         --
  Matured short-term investments                               46.8          --
  Expenditures for fixed and other assets                      (2.7)      (14.3)
  Increase in long-term investments                            (0.4)       (2.0)
  Proceeds from sale of discontinued
     operations - net                                            --         1.3
                                                             ------      ------
     Total                                                    (42.3)      (15.0)
                                                             ------      ------

Financing activities:
  Repayment of long-term debt                                    --        (1.0)
  Repayment of capital lease liabilities                       (0.7)       (1.3)
  Dividends on preferred shares                                (0.5)       (0.5)
  Issue of common shares, net                                   0.6         0.4
  Repurchase of preferred shares                               (0.2)       (0.3)
                                                             ------      ------
     Total                                                     (0.8)       (2.7)
                                                             ------      ------

Effect of currency translation on cash                          3.4        (1.4)
                                                             ------      ------

Decrease in cash and cash equivalents                         (44.7)      (29.5)

Cash and cash equivalents, beginning of period                 75.6       179.7
                                                             ------      ------

Cash and cash equivalents, end of period                     $ 30.9      $150.2
                                                             ======      ======

        (See accompanying notes to the consolidated financial statements)

                           ZARLINK SEMICONDUCTOR INC.
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
        (in millions of U.S. dollars, except per share amounts, CDN GAAP)
                                   (Unaudited)

1.    Basis of presentation

      In the opinion of management of Zarlink Semiconductor Inc. ("Zarlink" or the "Company"), the unaudited consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position at June 28, 2002 and the results of operations and cash flows of the Company for the three month periods ended June 28, 2002 and June 29, 2001, in accordance with Canadian GAAP, applied on a consistent basis.

      These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's Annual Report on Form 10-K, including Exhibit 99, for the year ended March 29, 2002. The Company's fiscal year-end is the last Friday in March.

      The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

      All information is presented in U.S. dollars, unless otherwise stated.

2.    Change in accounting policies

      (a) Accounting for goodwill and other intangible assets

      In June 2001, the Canadian Institute of Chartered Accountants ("CICA") issued new Handbook sections 1581, Business Combinations and 3062, Goodwill and Other Intangible Assets ("the pronouncements"), effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill (and intangible assets deemed to have indefinite lives) will no longer be amortized but will be subject to annual impairment tests in accordance with the pronouncements. Other intangible assets will continue to be amortized over their useful lives. The Company adopted the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of Fiscal 2003. The adoption of Section 3062 did not have a material impact on the Company's financial position, as it does not possess goodwill or intangible assets with indefinite lives.

      (b) Business combinations

      On March 30, 2002, the Company implemented, on a prospective basis, CICA Handbook Section 1581, Business Combinations. As a result, all business combinations initiated in the future will be accounted for under the purchase method. The adoption of Section 1581 did not have any material impact on the Company's financial position or cash flows.

      The impact of Sections 1581 and 3062 on net loss and net loss per common share if the standards had been in effect for the comparative prior period is as follows:

                                                           Three Months Ended
                                                         June 28,       June 29,
                                                           2002           2001
                                                         --------       --------
      Net loss for the period, as reported                $(11.4)        $(73.6)
      Adjustments:
        Amortization of goodwill                              --            5.1
                                                          ------         ------
                                                          $(11.4)        $(68.5)
                                                          ======         ======

      Basic and diluted net loss per
        common share, as reported                         $(0.09)        $(0.59)
                                                          ======         ======
      Basic and diluted net loss per
        common share, adjusted                            $(0.09)        $(0.55)
                                                          ======         ======

      (c) Stock-based compensation

      Effective March 30, 2002, the Company adopted CICA Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments" ("Section 3870"). Section 3870 establishes standards for the recognition, measurement, and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services and applies to transactions, including non-reciprocal transactions, in which an enterprise grants common shares, stock options, or other equity instruments, or incurs liabilities based on the price of common shares or other equity instruments. Section 3870 outlines a fair value based method of accounting required for certain stock-based transactions, effective January 1, 2002 and applied to awards granted on or after that date. As permitted by Section 3870, the Company did not adopt the provisions in respect of the fair value method of accounting for all of its employee stock-based compensation and was not affected by the requirements to account for the fair value of certain other stock-based transactions. The Company has chosen to recognize no compensation when options are granted to employees and directors and the plans have no cash compensation features.

      As a result of following the CICA's Emerging Issues Committee Abstract 98 "Stock-Based Compensation Plans-Disclosures", the Company provided the majority of the disclosure required by Section 3870 in the Fiscal 2002 Annual Report. During the period ended June 28, 2002, there was no impact on the Company's financial position, results of operations and cash flows. The additional disclosure required by Section 3870 as a result of the Company not adopting the fair value method of accounting provisions for employee stock-based compensation has been provided retroactively (see note 8).

3.    Inventories

                                                             June 28,  March 29,
                                                               2002      2002
                                                             --------  ---------
      Raw materials                                          $   2.6    $  2.4
      Work-in-process                                           21.6      20.8
      Finished goods                                             7.8       9.4
                                                             -------    ------
                                                             $  32.0    $ 32.6
                                                             =======    ======

4.    Fixed Assets

                                                             June 28,  March 29,
                                                               2002      2002
                                                             --------  ---------
      Cost                                                   $ 176.7    $ 163.0
      Accumulated amortization                                (108.7)     (97.3)
                                                             -------    -------
                                                             $  68.0    $  65.7
                                                             =======    =======

      The comparative gross amounts of cost and accumulated amortization have each been adjusted by $57.9 to properly reflect the disposition of certain fixed assets. There was no impact to the previously reported net fixed assets.

5.    Long-term investments

      As at June 28, 2002, the Company had investments in private companies with a carrying value of $15.3 (March 29, 2002 - $14.1). Management periodically reviews these investments to determine if there has been other than a temporary decline in the market value of these investments below the carrying value. When management performs future assessments of these investments in the coming quarters, a decline in the value of these companies may require the Company to recognize impairment on the remaining value of its investments which could be material.

6.    Accounts payable and accrued liabilities

                                                             June 28,  March 29,
                                                               2002      2002
                                                             --------  ---------
      Trade payables                                          $ 10.4    $ 11.5
      Employee-related payables                                 10.7      10.5
      Restructuring provisions                                   7.1       7.9
      Provision for disposal of discontinued operations          5.5       5.8
      Provision for disposal of foundry businesses               5.7       6.1
      Goods received not invoiced                                4.9       3.1
      Other accrued liabilities                                 23.0      23.0
                                                              ------    ------
                                                              $ 67.3    $ 67.9
                                                              ======    ======

7.    Redeemable Preferred Shares

      There were 15,900 preferred shares purchased during the three months ended June 28, 2002 for cash consideration of $0.2. The shares will be cancelled by the transfer agent in the second quarter of Fiscal 2003.

      During the first quarter, a $0.32 (Cdn$0.50) per share dividend was declared and paid on the redeemable preferred shares.

8.    Capital stock

      a) The Company has not declared or paid any dividends on its common shares.

      b) On June 6, 2002, the Company announced its intention to continue its normal course issuer bid program for up to 6,358,203 common shares (5 percent of 127,164,078 common shares issued and outstanding at May 31, 2002) between June 10, 2002 and June 9, 2003. All repurchased shares will be cancelled. In the quarter ended June 28, 2002, no shares were repurchased under the normal course issuer bid program.

      c)    A summary of the Company's stock option activity is as follows:

                                                         Three Months Ended
                                                       June 28,       June 29,
                                                         2002           2001
                                                      ----------     ----------
               Outstanding options:
               Balance, beginning of period           10,914,962      9,464,693
               Granted                                    63,300      1,382,000
               Exercised                                 (93,818)       (90,477)
               Forfeited                                 (37,287)      (449,142)
                                                      ----------     ----------
               Balance, end of period                 10,847,157     10,307,074
                                                      ==========     ==========

            Available for grant at June 28, 2002 were 3,784,897  (March 29, 2002
            - 3,810,910) common shares. The exercise price on outstanding stock options ranges from $1.77 to $24.95 per share with exercise periods extending to June 2008. The exercise price of stock options was based on prices in Canadian dollars translated at the U.S. dollar exchange rate on June 28, 2002.

      d) The net loss per common share figures were calculated based on net loss after the deduction of preferred share dividends and using the weighted monthly average number of shares outstanding during the respective periods. Diluted earnings per share is computed in accordance with the treasury stock method based on the average number of common shares and dilutive common share equivalents.

      The  following  common  share   equivalents  have  been  excluded  in  the
      computation for diluted earnings per share because they were anti-dilutive due to the reported net loss for the periods presented.

      i) 774,049 weighted average common shares on conversion of stock options for the three months ended June 28, 2002 (three months ended June 29, 2001 - 1,476,485 weighted average common shares).

      ii) 570,897 weighted average common shares subject to restrictions for the three months ended June 28, 2002 (three months ended June 29, 2001 - 1,634,947 weighted average common shares).

      The following options were excluded in the computation of common share equivalents because the options' exercise price exceeded the average market price of the common shares:

      i) Options outstanding for the three months ended June 28, 2002 to purchase 7,789,298 shares of common stock at an average price of $10.69 per share;

      ii) Options outstanding for the three months ended June 29, 2001 to purchase 6,177,630 shares of common stock at an average price of $10.67 per share.

      e) Pro Forma financial information required by Section 3870 has been determined as if the Company had accounted for its employee stock options using the Black-Scholes fair value option pricing model with the following weighted-average assumptions for the three month periods ended June 28, 2002 and June 29, 2001:

                                                           Three Months Ended
                                                          June 28,      June 29,
                                                            2002          2001

      Pro Forma net loss attributable to common
        shareholders after preferred dividends            $ (15.2)      $ (77.1)

      Pro Forma net loss per common share:
      Basic and diluted                                   $ (0.12)      $ (0.62)

      Weighted average fair value price
        of the options                                    $  3.43       $  3.51

      Risk-free interest rate                                4.68%         5.55%
      Dividend yield                                          Nil           Nil
      Volatility factor of the expected market
        price of the Company's common stock                 0.561         0.556
      Weighted-average expected life of the options     3.5 years     4.0 years

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of Pro Forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis.

9.    Inventory write-down and special charge

      First Quarter of Fiscal 2002
      ----------------------------

      In the first quarter of Fiscal 2002, the Company reviewed its inventory requirements for the future 12 months in light of the semiconductor industry-wide slowdown and higher channel inventories. As a result of this review, the Company recorded an excess inventory charge to cost of sales amounting to $28.4 for inventories estimated to be beyond its needs for the following 12 months.

      In the first quarter of Fiscal 2002 and in response to the industry downturn, the Company implemented a cost-containment plan in order to preserve cash resources. The cost-containment plan included a workforce reduction of the Company's total employee base by 439 employees, globally across all job categories, which was completed by the end of Fiscal 2002. The total cost of the first quarter Fiscal 2002 workforce reduction program was estimated to be $25.0.

      As a result of the workforce reduction program and consolidating design activity, the Company took steps to provide for excess leased facilities in Canada, the United States, the United Kingdom, and the Far East. The cost of the lease and contract settlements amounted to $8.9 in the first quarter of Fiscal 2002.

      The total of these pre-tax special charges amounted to $33.9 in the first quarter of Fiscal 2002. In the fourth quarter of Fiscal 2002, $3.1 of the first quarter special charge was reversed due to savings on the workforce reduction program and to the subsequent sub-letting of vacant space in Irvine, California.

      The following summarizes the activity in the March 29, 2002 restructuring liability during the first quarter of Fiscal 2003:

                                                                                Provision                                Provision
                                                                                 balance                                  balance
                                                                                  as at                       Cash         as at
                                                                              March 29, 2002   Reversals   Drawdowns   June 28, 2002
                                                                              --------------   ---------   ---------   -------------
      Restructuring activities:
         Workforce reduction                                                      $  2.9         $   --      $ (0.5)       $  2.4
         Excess lease costs                                                          5.0             --        (0.3)          4.7
                                                                                  ------         ------      ------        ------
      Total restructuring                                                         $  7.9         $   --      $ (0.8)       $  7.1
                                                                                  ======         ======      ======        ======

      All of the liability relating to the workforce reduction is in respect of the fourth quarter Fiscal 2002 restructuring program.

10.   Other income - net

                                                             Three Months Ended
                                                            --------------------
                                                            June 28,    June 29,
                                                              2002        2001
                                                            --------    --------

         Interest income                                    $   0.9     $   2.1
         Foreign exchange loss                                 (0.5)       (0.1)
         Equity loss in Optenia, Inc.                            --        (0.5)
                                                            -------     -------
         Other income - net                                 $   0.4     $   1.5
                                                            =======     =======

11.   Information on business segments

      The Company's reportable business segments are comprised of the Communications and Medical groups. Reportable segments are business units that offer different products and services and are managed separately because of these differences.

      The Communications business specializes in broadband connectivity solutions over wired, wireless and optical media. The Communications business includes network access products that provide connectivity to the network's core backbone such as feeder, aggregation and transmission applications and those that address the multi-protocol physical and network layers. In addition, the Communications business includes user access products that allow users to connect to the network. These products include wireless and infotainment applications. Network access products accounted for $28.4 in revenue in the three months ended June 28, 2002 (three months ended June 29, 2001 - $35.0). User access products accounted for $12.6 in revenue in the three months ended June 28, 2002 (three months ended June 29, 2001 - $22.4).

      The  Medical  business   provides  ultra  low  power  ASIC  solutions  for
      applications such as pacemakers, hearing aids and portable instruments.

      The Company evaluates the performance of each business segment and allocates resources based on operating income, which excludes any intersegment sales of products and services. The Company does not allocate stock compensation expense, special charges or gains, interest income or interest expense or income taxes to its reportable segments. In addition, total assets are not allocated to each segment; however, depreciation of fixed assets is allocated to the segments based on the asset usage. The accounting policies of the reportable segments are the same as those of the Company as reflected in the consolidated financial statements.

                                                                                                          Unallocated
Three Months Ended June 28, 2002                                       Communications       Medical          Costs           Total
                                                                       --------------       -------       -----------       -------
Revenue                                                                   $  41.0            $ 7.0          $  --           $  48.0
Amortization of buildings and equipment                                       4.2               --             --               4.2
Segment's operating loss                                                    (11.5)              --             --             (11.5)

                                                                                                           Unallocated
Three Months Ended June 29, 2001                                       Communications       Medical           Costs          Total
                                                                       --------------       -------        -----------      --------
Revenue                                                                  $  57.4             $ 9.1           $    --        $  66.5
Amortization of buildings and equipment                                      8.1               0.1                --            8.2
Amortization of goodwill                                                     5.1                --                --            5.1
Amortization of other acquired intangibles                                   4.9                --                --            4.9
Special charge                                                                --                --              33.9           33.9
Segment's operating income (loss)                                          (44.8)              2.3             (33.9)         (76.4)

12.   Comparative figures

      Certain of the Fiscal 2002 comparative figures have been reclassified to conform to the presentation adopted in Fiscal 2003.